UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 3, 2026

Edgemode, Inc.

(Exact name of registrant as specified in its charter)

Nevada	000-55647	47-4046237
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

110 E. Broward Blvd., Suite 1700, Ft. Lauderdale, FL 33301

(Address of Principal Executive Offices, and Zip Code)

(954) 380-3343

Registrant’s Telephone Number, Including Area Code

________________________________

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
None	Not Applicable	Not Applicable

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 8.01 Other Events.

On June 3, 2026, Edgemode, Inc. (the “Company”) entered into a non-binding term sheet (the “Term Sheet”), with the current shareholders of Ibersun Generación, S.L., a limited liability company organized under the laws of Spain (“Ibersun”), for the acquisition of 51% of the equity interests of Ibersun. If consummated as contemplated, the Company would acquire majority control of Ibersun for approximately $7,200,000 USD and utilize Ibersun’s assets, including battery energy storage system projects, land plots, and grid access rights, to develop data center and energy storage projects in Spain (the “Proposed Transaction”). The closing of the Proposed Transaction will be subject to customary due diligence, negotiation and execution of final binding agreements, regulatory approvals, and satisfaction of closing conditions. To close the Proposed Transaction, the Company requires significant additional capital. There are no assurances that the Company will receive sufficient capital to complete the Proposed Transaction or will receive capital on reasonable terms. If the Company is unable to obtain financing sufficient to fund the Proposed Transaction, the transaction will not be consummated. Even if the Company obtains financing, there can be no assurance that the parties will successfully negotiate and enter into a definitive agreement, or that the Proposed Transaction will be consummated on the terms or timeframe currently contemplated, or at all.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Edgemode, Inc.

Dated: June 9, 2026	By:	/s/ Charles Faulkner
	Name:	Charles Faulkner
	Title:	Chief Executive Officer

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